Exhibit 99.1

News Release

Standard Pacific Corp. Reports 2010 First Quarter Results

IRVINE, CALIFORNIA, April 19, 2010. Standard Pacific Corp. (NYSE:SPF) today announced operating results for its first quarter ended March 31, 2010.

2010 First Quarter Highlights and Comparisons to the 2009 First Quarter

•	Net loss of $5.1 million vs. a net loss of $49.5 million

•	Homebuilding revenues of $175.4 million, down 16% from $209.5 million

•	537 new home deliveries (excluding joint ventures), down 22% from 687 homes

•	Gross margin from home sales of 22.7% vs. 17.4%* (2009 first quarter gross margin excludes $26.3 million of impairment charges)

•	Average home price of $326,000, up 9% from $300,000

•	Homebuilding SG&A expenses of $32.8 million, down 19% from $40.4 million* (excluding $12.0 million of restructuring charges in 2009)

•	Homebuilding SG&A rate from home sales of 18.7% vs. 19.6%* (2009 first quarter excludes restructuring charges)

•	Net new orders (excluding joint ventures) up 3% to 759 homes

•	Backlog value (excluding joint ventures) up 31% to $278.3 million vs. $212.2 million

•	821 homes in backlog, up 19% from 689 homes

•	Cash flow from operating activities of $33.6 million vs. $129.0 million

•	$50.8 million of land purchases in 2010 vs. $3.7 million in 2009

•	Tax refund of $108 million vs. $114 million in 2009

•	$32.5 million reduction in homebuilding debt during the quarter

•	Homebuilding cash balance of $591.7 million

•	Adjusted net homebuilding debt to total capitalization ratio of 55.1%* vs. 67.3%*

The Company generated a net loss of $5.1 million, or $0.02 per diluted share, for the 2010 first quarter compared to a net loss of $49.5 million, or $0.21 per diluted share, for the year earlier period. The primary drivers of the improved operating performance were higher gross margins, reduced asset impairments, higher average sales price and lower overhead costs. The 2009 first quarter results included $30.8 million of asset impairment charges, $14.1 million of restructuring charges and a $5.2 million gain on the early extinguishment of debt. The 2010 first quarter did not include any asset impairment or restructuring charges.

Homebuilding revenues for the 2010 first quarter were $175.4 million, down 16% from $209.5 million for the 2009 first quarter. The decrease in homebuilding revenues was driven primarily by a 22% decline in new home deliveries to 537 homes (exclusive of joint ventures). The decrease in deliveries was partially due to the significant reduction in the number of completed and unsold homes available for sale at the beginning of the 2010 first quarter as compared to the year earlier period and, to a lesser extent, a 7% decline in the 2010 first quarter beginning backlog as compared to the prior year period. The decline in deliveries was partially offset by a 9% increase in consolidated average home price to $326,000, largely due to a greater proportion of homes delivered within California during the quarter as compared to the 2009 first quarter.

Gross margin from home sales for the 2010 first quarter was 22.7% versus an adjusted gross margin from home sales for the year earlier period of 17.4%* (excluding $26.3 million of inventory impairments for the 2009 first quarter). The 530 basis point improvement in the 2010 first quarter gross margin from home sales was primarily the result of a larger mix of California deliveries, lower direct construction costs and, to a lesser extent, price increases in California. Excluding impairments and previously capitalized interest costs, gross margin from home sales for the 2010 first quarter was 29.2%* versus 23.7%* for the 2009 first quarter.

The Company’s 2010 first quarter SG&A expenses (including Corporate G&A) decreased $19.6 million, or 37%, to $32.8 million from $52.4 million in the 2009 first quarter. The Company’s 2009 first quarter SG&A expenses included $12.0 million in restructuring charges related to severance and lease terminations. The Company’s 2010 first quarter SG&A rate from home sales was 18.7% versus an adjusted rate of 19.6%* (excluding restructuring charges for the 2009 first quarter). The reduction in the Company’s SG&A expenses was primarily the result of lower personnel costs, commissions and model costs.

The Company generated $33.6 million of cash flows from operations for the 2010 first quarter versus $129.0 million for the year earlier period. The decline in cash flows as compared to the 2009 first quarter was driven primarily by a $47.1 million increase in land purchases and a 22% decline in deliveries resulting from a decrease in the number of unsold completed and under construction homes available for sale as of December 31, 2009 as compared to December 31, 2008. Cash flows from operations for the three months ended March 31, 2010 and 2009 included $50.8 million and $3.7 million, respectively, of land purchases and $108 million and $114 million, respectively, of federal tax refunds. Excluding land purchases and sales, cash flows from operations for the 2010 first quarter were $83.9 million* versus $132.1 million* in the year earlier period.

Net new orders (excluding joint ventures) for the 2010 first quarter increased 3% from the 2009 first quarter to 759 homes, despite a 20% decrease in the number of average active selling communities, from 158 to 126. The Company’s monthly sales absorption rate for the 2010 first quarter was 2.0 per community compared to 1.5 per community for the 2009 first quarter. The Company’s cancellation rate for the 2010 first quarter was 15% versus 24% for the 2009 first quarter and 21% for the 2009 fourth quarter. The total number of sales cancellations for the 2010 first quarter was 133, of which 60 cancellations related to homes in the Company’s 2010 first quarter beginning backlog and 73 related to orders generated during the quarter.

The dollar value of the Company’s backlog (excluding joint ventures) increased 31% to $278.3 million, or 821 homes, compared to $212.2 million, or 689 homes, for the 2009 first quarter. The increase in backlog value was driven primarily by an increase in the number and average price of California homes in backlog and, to a lesser extent, increased sales during the quarter.

During the 2010 first quarter, the Company approved the purchase of $105 million of land, comprised of approximately 1,800 lots, 76% of which are finished, 11% partially developed and 13% raw. Approximately 56% of the approved purchases are transactions with developers and 25% with banks. During the same period, the Company purchased approximately 940 lots valued at $51 million. Approximately 42% of the $51 million in land purchases related to land located in California and 37% in the Carolinas, with the balance spread throughout the Company’s other operations. As of March 31, 2010, the Company had outstanding approximately $179 million of approved land purchases and option contracts, of which $113 million is expected to be purchased in 2010 and $66 million expected to be purchased in 2011 and beyond.

Ken Campbell, the Company’s President and CEO commented, “I am pleased with our strong gross margins and reduced spending on overhead. I am also encouraged by the growth in our land opportunities at prices that meet our return thresholds.”

Earnings Conference Call

A conference call to discuss the Company’s 2010 first quarter will be held at 1:00 p.m. Eastern time Monday, April 19, 2010. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://standardpacifichomes.com/ir. The call will also be accessible via telephone by dialing (800) 289-0517 (domestic) or (913) 312-0862 (international); Passcode: 2530604. The entire audio transmission with the synchronized slide presentation will be available on our website for replay within 2 to 3 hours following the live broadcast, and can be accessed by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international); Passcode: 2530604.

About Standard Pacific

Standard Pacific, one of the nation’s largest homebuilders, has built more than 110,000 homes during its 44-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to the availability of land opportunities that meet our return threshold and our ability to consummate these opportunities; statements regarding trends in new home orders, deliveries, average home price, backlog, gross margins and overhead expenses; and the future condition of the housing market. Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of the Company’s control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; a negative change in our credit rating or outlook; the demand for and affordability of single-family homes; the supply of housing for sale; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to the Company’s mortgage banking operations; future business decisions and the Company’s ability to successfully implement the Company’s operational and other strategies; litigation and warranty claims; and other risks discussed in the Company’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2009 and subsequent Quarterly Reports on Form 10-Q. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

John Stephens, SVP & CFO (949) 789-1641, jstephens@stanpac.com

*	Please see “Reconciliation of Non-GAAP Financial Measures” on page 8.

###

(Note: Tables follow)

KEY STATISTICS AND FINANCIAL DATA1

	As of or For the Three Months Ended
	March 31, 2010	March 31, 2009	% or Percentage Change	December 31, 2009	% or Percentage Change
	(Dollars in thousands, except average selling price)
Operating Data
Deliveries	537	687	(22)%	943	(43)%
Average selling price	$326,000	$300,000	9%	$318,000	3%
Homebuilding revenues	$175,369	$209,535	(16)%	$339,779	(48)%
Gross margin %	22.7%	3.9%	18.8%	15.3%	7.4%
Gross margin % from home sales (excluding impairments)*	22.7%	17.4%	5.3%	20.3%	2.4%
Gross margin % from home sales (excluding impairments and interest amortized to cost of home sales)*	29.2%	23.7%	5.5%	26.9%	2.3%
Impairments and write-offs	$—	$30,805	(100)%	$11,192	(100)%
Restructuring charges	$—	$14,119	(100)%	$1,637	(100)%
SG&A %	18.7%	25.0%	(6.3)%	14.5%	4.2%
SG&A % (excluding restructuring charges and land sales)*	18.7%	19.6%	(0.9)%	16.1%	2.6%

Net new orders	759	734	3%	547	39%
Average active selling communities	126	158	(20)%	124	2%
Monthly sales absorption rate per community	2.0	1.5	33%	1.5	33%
Cancellation rate	15%	24%	(9)%	21%	(6)%
Gross cancellations	133	229	(42)%	146	(9)%
Backlog (homes)	821	689	19%	599	37%
Backlog (dollar value)	$278,269	$212,208	31%	$207,887	34%

Cash flows (uses) from operating activities	$33,570	$128,998	(74)%	$109,665	(69)%
Cash flows (uses) from investing activities	$(1,008)	$(1,500)	(33)%	$(6,432)	(84)%
Cash flows (uses) from financing activities	$(41,863)	$(204,723)	(80)%	$(37,679)	11%
Land purchases (excl. JV unwinds)	$50,779	$3,730	1,261%	$35,256	44%
Land sale proceeds	$452	$598	(24)%	$39,273	(99)%
Adjusted Homebuilding EBITDA*	$21,879	$2,069	957%	$49,471	(56)%
Homebuilding interest incurred	$26,230	$28,396	(8)%	$26,566	(1)%
Homebuilding interest capitalized to inventories owned	$13,599	$16,495	(18)%	$13,901	(2)%
Homebuilding interest capitalized to investments in unconsolidated joint ventures	$646	$860	(25)%	$616	5%
Interest amortized to cost of sales (incl. cost of land sales)	$11,796	$14,677	(20)%	$27,255	(57)%

	As of
	March 31, 2010	December 31, 2009	% or Percentage Change
	(Dollars in thousands, except per share amounts)
Balance Sheet Data
Homebuilding cash (including restricted cash)	$591,663	$602,222	(2)%
Inventories owned	$1,030,158	$986,322	4%
Building sites owned or controlled	20,505	19,191	7%
Homes under construction	1,104	934	18%
Completed specs	254	282	(10)%
Deferred tax asset valuation allowance	$536,645	$534,596	0%
Homebuilding debt	$1,124,266	$1,156,726	(3)%
Joint venture recourse debt	$37,470	$38,835	(4)%
Stockholders’ equity	$434,568	$435,798	(0)%
Stockholders’ equity per share (including if-converted preferred stock)*	$1.74	$1.75	(1)%
Total debt to book capitalization*	72.7%	73.4%	(0.7)%
Adjusted net homebuilding debt to total adjusted book capitalization*	55.1%	56.0%	(0.9)%

[1]	All statistical numbers exclude unconsolidated joint ventures and discontinued operations unless noted otherwise.
*	Please see “Reconciliation of Non-GAAP Financial Measures” beginning on page 8.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2010	2009
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Homebuilding:
Home sale revenues	$174,913	$206,233
Land sale revenues	456	3,302

Total revenues	175,369	209,535

Cost of home sales	(135,253)	(196,702)
Cost of land sales	(253)	(4,735)

Total cost of sales	(135,506)	(201,437)

Gross margin	39,863	8,098

Gross margin %	22.7%	3.9%

Selling, general and administrative expenses	(32,752)	(52,379)
Income (loss) from unconsolidated joint ventures	(434)	3,089
Interest expense	(11,985)	(11,041)
Gain on early extinguishment of debt	—	5,191
Other income (expense)	424	(767)

Homebuilding pretax loss	(4,884)	(47,809)

Financial Services:
Revenues	2,298	2,050
Expenses	(2,429)	(2,995)
Other income	33	41

Financial services pretax loss	(98)	(904)

Loss from continuing operations before income taxes	(4,982)	(48,713)
Provision for income taxes	(89)	(255)

Loss from continuing operations	(5,071)	(48,968)
Loss from discontinued operations, net of income taxes	—	(504)

Net loss	(5,071)	(49,472)
Less: Net loss allocated to preferred stockholders	3,002	30,394

Net loss available to common stockholders	$(2,069)	$(19,078)

Basic loss per common share:
Continuing operations	$(0.02)	$(0.21)
Discontinued operations	—	—

Basic loss per common share	$(0.02)	$(0.21)

Diluted loss per common share:
Continuing operations	$(0.02)	$(0.21)
Discontinued operations	—	—

Diluted loss per common share	$(0.02)	$(0.21)

Weighted average common shares outstanding:
Basic	101,836,408	92,784,541
Diluted	101,836,408	92,784,541

Weighted average additional common shares outstanding if preferred shares converted to common shares	147,812,786	147,812,786

REGIONAL OPERATING DATA

	Three Months Ended March 31,
	2010		2009
	Homes	Avg. Selling Price	Homes	Avg. Selling Price
New homes delivered:
California	218	$454,000	218	$453,000
Arizona	47	198,000	72	225,000
Texas (1)	90	299,000	128	274,000
Colorado	25	298,000	30	299,000
Nevada	—	—	2	234,000
Florida	86	188,000	160	192,000
Carolinas	71	227,000	77	211,000

Consolidated total	537	326,000	687	300,000
Unconsolidated joint ventures	13	492,000	19	538,000
Discontinued operations	—	—	3	224,000

Total (including joint ventures)	550	$330,000	709	$306,000

	Three Months Ended March 31,
	2010		2009
	Homes	Avg. Selling Communities	Homes	Avg. Selling Communities	% Change Same Store
Net new orders:
California	290	44	263	53	33%
Arizona	60	8	40	11	106%
Texas (1)	106	18	108	20	9%
Colorado	29	6	29	7	17%
Nevada	3	1	—	2	—
Florida	141	24	179	39	28%
Carolinas	130	25	115	26	18%

Consolidated total	759	126	734	158	30%
Unconsolidated joint ventures	15	3	50	10	0%
Discontinued operations	—	—	2	—	—

Total (including joint ventures)	774	129	786	168	28%

	At March 31,
	2010		2009
	Homes	Value	Homes	Value
Backlog ($ in thousands):
California	319	$154,630	199	$89,954
Arizona	60	12,518	44	9,535
Texas	125	37,415	110	33,468
Colorado	58	16,847	77	23,814
Nevada	3	591	2	458
Florida	133	25,709	166	33,930
Carolinas	123	30,559	91	21,049

Consolidated total	821	278,269	689	212,208
Unconsolidated joint ventures	11	5,072	57	33,744

Total (including joint ventures)	832	$283,341	746	$245,952

(1)	Texas excludes the San Antonio division, which is classified as a discontinued operation.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(Dollars in thousands, except per share amounts)
	(Unaudited)
ASSETS
Homebuilding:
Cash and equivalents	$577,535	$587,152
Restricted cash	14,128	15,070
Trade and other receivables	20,756	12,676
Inventories:
Owned	1,030,158	986,322
Not owned	15,785	11,770
Investments in unconsolidated joint ventures	40,784	40,415
Deferred income taxes, net	9,834	9,431
Other assets	27,422	131,086

	1,736,402	1,793,922
Financial Services:
Cash and equivalents	8,723	8,407
Restricted cash	3,195	3,195
Mortgage loans held for sale, net	32,838	41,048
Mortgage loans held for investment, net	10,510	10,818
Other assets	3,067	3,621

	58,333	67,089

Total Assets	$1,794,735	$1,861,011

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable and accrued liabilities	$202,021	$222,550
Secured project debt and other notes payable	25,662	59,531
Senior notes payable	993,576	993,018
Senior subordinated notes payable	105,028	104,177

	1,326,287	1,379,276

Financial Services:
Accounts payable and other liabilities	1,446	1,436
Mortgage credit facilities	32,434	40,995

	33,880	42,431

Total Liabilities	1,360,167	1,421,707

Equity:
Stockholders’ Equity	434,568	435,798
Noncontrolling Interests	—	3,506

Total Equity	434,568	439,304

Total Liabilities and Equity	$1,794,735	$1,861,011

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Each of the below measures are not GAAP financial measures and other companies may calculate such non-GAAP measures differently. Due to the significance of the GAAP components excluded, such measures should not be considered in isolation or as an alternative to operating performance measures prescribed by GAAP.

The table set forth below reconciles the Company’s homebuilding gross margin percentage to the gross margin percentage from home sales, excluding housing inventory impairment charges and interest amortized to cost of home sales. We believe these measures are useful to management and investors as they provide perspective on the underlying operating performance of the business excluding these charges and provide comparability with the Company’s peer group.

	Three Months Ended
	March 31, 2010	Gross Margin %	March 31, 2009	Gross Margin %	December 31, 2009	Gross Margin %
	(Dollars in thousands)
Homebuilding gross margin	$39,863	22.7%	$8,098	3.9%	$51,993	15.3%
Less: Land sale revenues	(456)		(3,302)		(39,589)
Add: Cost of land sales	253		4,735		41,939

Gross margin from home sales	39,660	22.7%	9,531	4.6%	54,343	18.1%
Add: Housing inventory impairment charges	—		26,332		6,601

Gross margin from home sales, excluding impairment charges	39,660	22.7%	35,863	17.4%	60,944	20.3%
Add: Capitalized interest included in cost of home sales	11,363	6.5%	12,958	6.3%	19,769	6.6%

Gross margin from home sales, excluding impairment charges and interest amortized to cost of home sales	$51,023	29.2%	$48,821	23.7%	$80,713	26.9%

The table set forth below reconciles the Company’s SG&A expenses to SG&A expenses excluding restructuring charges. We believe these measures are useful to management and investors as they provide perspective on the underlying operating performance of the business excluding these charges.

	Three Months Ended
	March 31, 2010	March 31, 2009	December 31, 2009
	(Dollars in thousands)
Selling, general and administrative expenses	$32,752	$52,379	$49,388
Less: Restructuring charges	—	(12,001)	(980)

Selling, general and administrative expenses, excluding restructuring charges	$32,752	$40,378	$48,408

SG&A % from home sales, excluding restructuring charges	18.7%	19.6%	16.1%

The table set forth below reconciles the Company’s cash flows from operations to cash flows from operations excluding land purchases and proceeds from land sales. We believe this measure is useful to management and investors to provide perspective on underlying cash flow generation excluding swings related to the timing of land purchases and land sales.

	Three Months Ended
	March 31, 2010	March 31, 2009	December 31, 2009
	(Dollars in thousands)
Cash flows from operations	$33,570	$128,998	$109,665
Add: Land purchases	50,779	3,730	35,256
Less: Land sale proceeds	(452)	(598)	(39,273)

Cash flows from operations (excluding land purchases and land sales)	$83,897	$132,130	$105,648

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)

The table set forth below reconciles the Company’s total consolidated debt to adjusted net homebuilding debt and provides the Company’s total debt to book capitalization and adjusted net homebuilding debt to total adjusted book capitalization ratios. We believe that the adjusted net homebuilding debt to total adjusted book capitalization ratio is useful to management and investors as a measure of the Company’s ability to obtain financing. For purposes of the ratio of adjusted net homebuilding debt to total adjusted book capitalization, total adjusted book capitalization is adjusted net homebuilding debt plus stockholders’ equity. Adjusted net homebuilding debt excludes indebtedness included in liabilities from inventories not owned, indebtedness of the Company’s financial services subsidiary and additionally reflects the offset of cash and equivalents.

	March 31, 2010	December 31, 2009	March 31, 2009
	(Dollars in thousands)
Total consolidated debt	$1,156,700	$1,199,621	$1,458,230
Less:
Indebtedness included in liabilities from inventories not owned	—	(1,900)	—
Financial services indebtedness	(32,434)	(40,995)	(46,940)
Homebuilding cash	(591,663)	(602,222)	(668,300)

Adjusted net homebuilding debt	532,603	554,504	742,990
Stockholders’ equity	434,568	435,798	361,028

Total adjusted book capitalization	$967,171	$990,302	$1,104,018

Total debt to book capitalization	72.7%	73.4%	80.2%

Adjusted net homebuilding debt to total adjusted book capitalization ratio	55.1%	56.0%	67.3%

The table set forth below calculates pro forma stockholders’ equity per common share. The pro forma common shares outstanding include the if-converted Series B Preferred Stock. In addition, this calculation excludes 3.9 million shares issued under a share lending agreement related to the Company’s 6% Convertible Senior Subordinated Notes issued on September 28, 2007. The Company believes that the pro forma stockholders’ equity per common share information is useful to management and investors as a measure to determine the book value per common share after giving effect of the issuance of preferred shares assuming full conversion to common stock and excluding shares outstanding under the share lending agreement. This is a non-GAAP financial measure and due to the significance of items adjusted and excluded from this calculation, such measure should not be considered in isolation or as an alternative to operating performance measures. The following table reconciles actual common shares outstanding to pro forma common shares outstanding used to calculate pro forma stockholders’ equity per share:

	March 31, 2010		December 31, 2009
Actual common shares outstanding		106,165,483		105,293,180
Add: Conversion of preferred shares to common shares		147,812,786		147,812,786
Less: Common shares outstanding under share lending facility		(3,919,904)		(3,919,904)

Pro forma common shares outstanding		250,058,365		249,186,062

Stockholders’ equity (actual amounts rounded to nearest thousand)		$434,568,000		$435,798,000
Divided by pro forma common shares outstanding	÷	250,058,365	÷	249,186,062

Pro forma stockholders' equity per common share		$1.74		$1.75

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)

The table set forth below calculates EBITDA and Adjusted Homebuilding EBITDA. Adjusted Homebuilding EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest expense (c) expensing of previously capitalized interest included in cost of sales, (d) impairment charges, (e) (gain) loss on early extinguishment of debt (f) homebuilding depreciation and amortization, (g) amortization of stock-based compensation, (h) income (loss) from unconsolidated joint ventures and (i) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to management and investors as one measure of the Company’s ability to service debt and obtain financing. Adjusted Homebuilding EBITDA is a non-GAAP financial measure and due to the significance of the GAAP components excluded, should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

	Three Months Ended			LTM Ended March 31,
	March 31, 2010	March 31, 2009	December 31, 2009	2010	2009
	(Dollars in thousands)
Net income (loss)	$(5,071)	$(49,472)	$82,663	$30,615	$(1,066,220)
Provision (benefit) for income taxes	89	—	(96,563)	(96,474)	(6,795)
Homebuilding interest amortized to cost of sales and interest expense	23,781	25,718	39,304	132,356	106,811
Homebuilding depreciation and amortization	551	824	632	2,566	5,024
Amortization of stock-based compensation	1,964	1,529	5,605	13,299	8,483

EBITDA	21,314	(21,401)	31,641	82,362	(952,697)
Add:
Cash distributions of income from unconsolidated joint ventures	—	—	3,139	3,465	1,618
Impairment charges	—	30,805	11,192	32,135	862,780
(Gain) loss on early extinguishment of debt	—	(5,191)	3,474	12,122	10,620
Less:
Income (loss) from unconsolidated joint ventures	(434)	3,089	(267)	(8,120)	(127,421)
Income (loss) from financial services subsidiary	(131)	(945)	242	2,142	(2,815)

Adjusted Homebuilding EBITDA	$21,879	$2,069	$49,471	$136,062	$52,557

The table set forth below reconciles net cash provided by (used in) operating activities, from continuing and discontinued operations, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended			LTM Ended March 31,
	March 31, 2010	March 31, 2009	December 31, 2009	2010	2009
	(Dollars in thousands)
Net cash provided by (used in) operating activities	$33,570	$128,998	$109,665	$324,402	$163,267
Add:
Provision (benefit) for income taxes	89	—	(96,563)	(96,474)	(6,795)
Deferred tax valuation allowance	(2,048)	(19,167)	88,787	68,548	(409,048)
Homebuilding interest amortized to cost of sales and interest expense	23,781	25,718	39,304	132,356	106,811
Excess tax benefits from share-based payment arrangements	27	—	297	324	—
Less:
Income (loss) from financial services subsidiary	(131)	(945)	242	2,142	(2,815)
Depreciation and amortization from financial services subsidiary	157	175	163	660	751
(Gain) loss on disposal of property and equipment	(36)	663	1,272	1,912	3,455
Net changes in operating assets and liabilities:
Trade and other receivables	8,080	6,393	(4,976)	(6,753)	(3,592)
Mortgage loans held for sale	(8,544)	(15,799)	(1,702)	(17,463)	(7,396)
Inventories-owned	40,826	(41,822)	(84,537)	(243,414)	(112,447)
Inventories-not owned	11,062	678	1,343	13,189	(316)
Deferred income taxes	1,959	19,167	7,775	27,924	302,072
Other assets	(108,412)	(120,274)	(1,587)	(106,403)	(43,117)
Accounts payable and accrued liabilities	21,479	18,070	(6,658)	44,540	64,509

Adjusted Homebuilding EBITDA	$21,879	$2,069	$49,471	$136,062	$52,557